Exhibit 99.2
SUMMARY OF INDICATIVE TERMS AND CONDITIONS
EGL, Inc.
$150 Million Private Placement Bridge Facility (“Bridge Facility”)
This Section governs the indicative terms and conditions expected to be agreed upon between the Company and BAS (or one of its affiliates) for the Bridge Facility.

Borrowers:	EGL, Inc., a Texas corporation (the “Company”).

Guarantors:	Subsidiary Guarantors identical to the senior credit facility. All guarantees shall be guarantees of payment and not of collection.

Issue:	Senior Secured Notes (the “Bridge Notes”) to be issued pursuant to definitive loan documentation evidencing the terms and conditions of the Bridge Notes (the “Bridge Facility”).

Amount:	$150,000,000.

Price:	100%.

Security and Priority:	The Bridge Notes will be secured pari passu with the bank debt.

Lender:	Banc of America Mezzanine Capital LLC (“BAMC”) or one of its affiliates will be the lender under the Bridge Facility.

Use of Proceeds:	The proceeds from the Bridge Notes will be used for working capital, capital expenditures, and other lawful corporate purposes (including refinancing existing debt outstanding and repurchasing capital stock of the Company).

Closing Date:	The execution of definitive loan documentation, to occur on or before October 31, 2005 (the “Closing Date”).

Maturity Date:	Shall be five years and nine (9) months from the Closing Date.

Availability:	All advances under the Bridge Facility shall be made on the Closing Date.

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Prepayment:	The Company will use its best efforts to consummate a private placement of $150,000,000 of senior secured Notes, the net proceeds of which will be used to repay the Bridge Notes.

The prepayment of the Bridge Facility will be subject to reimbursement of the Lender’s breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

Company Refusal:	The Company may decline to issue the private placement Notes to refinance the Bridge Facility (a “Company Refusal”) if the terms and conditions obtained from the Investors are not consistent with the terms and conditions contained in the Summary of Indicative Terms and Conditions for the $150 million Private Placement of Senior Notes; provided, however, that if there shall have been a Company Refusal and if the Bridge Facility remains outstanding in excess of nine months from the Closing Date the Bridge Notes may be sold by the lender.

Other Terms:	Other terms and conditions (i.e., “Conditions Precedent to Closing,” “Representations and Warranties,” and “Covenants”) of the Bridge Facility shall be similar to the Company’s senior credit facility.

Interest Rate:	Shall be LIBOR plus: (i) 1.75% for the first three months (ii) 2.00% for the next three months (months 4-6), (iii) 2.75% for the next three months (months 7-9); and 3.00% thereafter until Final Maturity.

The Company may select interest periods of 1, 2, or 3 months for the setting of the Interest Rate.

Calculation of Fees:	All calculations of interest shall be made on the basis of actual number of days elapsed in a 360 day year.

Expenses:	The Company will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, and closing of the Bridge Facility, including, without limitation, the legal fees of counsel to the Lender, regardless of whether or not the Bridge Facility closes.

Closing Conditions:	See Addendum I.

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ADDENDUM I
CLOSING CONDITIONS
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter dated August 29, 2005 (the “Letter Agreement”) among Bank of America Mezzanine Finance LLC (“BAMC”), Banc of America Securities LLC (“BAS” and, together with BAMC, “BofA”) and EGL, Inc. (the “Company”), which letter agreement was filed as Exhibit (b)(ii) to the Company’s Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on August 30, 2005.
In addition to the closing conditions set forth in the Letter Agreement, the obligations of BAMC under the Letter Agreement to provide the Bridge Facility, if required, will be subject to the satisfaction of usual and customary conditions precedent for a transaction of this type, and others deemed appropriate by BofA, including, but not limited to, the following:
(i)	BofA shall have completed a due diligence investigation of the Company and its subsidiaries in scope, and with results, reasonably satisfactory to BofA.

(ii)	The negotiation, execution and delivery of definitive documentation with respect to the Bridge Facility reasonably satisfactory to BofA.

(iii)	The Bridge Facility will be funded, if at all, contemporaneously with the closing of the Stock Repurchase. The final terms and conditions of each aspect of the Transaction, including, without limitation, all tax aspects thereof, shall be (i) as described in the Letter Agreement and otherwise consistent with the description thereof received in writing as part of the Transaction Materials and (ii) otherwise reasonably satisfactory to BofA. BAS shall be reasonably satisfied with the amount, tenor, ranking and other terms and conditions of all other debt financings comprising part of the Transaction.

(iv)	There shall not have occurred a change, occurrence or development since December 31, 2004 not previously disclosed to BofA or in the Company’s public filings with the SEC on or prior to the date of the Letter Agreement that could reasonably be expected to have a Material Adverse Effect.

(v)	BAS shall have received satisfactory opinions of counsel to the Company (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Bridge Facility) and of appropriate local counsel and such corporate resolutions, certificates and other documents as BAS shall reasonably require.

(vi)	The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or governmental authority not previously disclosed in the Company’s public filings with the SEC on or prior to the date of the Letter Agreement and the absence of any material adverse change in any such action, suit, investigation or proceeding since the date of such disclosure, in each case that could reasonably be expected to have a Material Adverse Effect.

(vii)	BofA shall be satisfied that the amount of committed financing available to the Company and its subsidiaries shall be sufficient to meet the ongoing financial needs of the Company and its subsidiaries after giving effect to the Transaction. BofA shall be reasonably satisfied with the amount, terms, conditions and holders of all intercompany indebtedness and all indebtedness and other material liabilities owing to third parties to be outstanding on and after the Closing Date and have received evidence that the credit facility of the Company being refinanced by the Senior Credit Facility has been terminated.

(viii)	All accrued fees and expenses of BofA (including the fees and expenses of counsel for BofA) shall have been paid.